Gable Gotwals Mock Schwabe Kihle Gaberino
                           A Professional Corporation
                                1000 ONEOK Plaza
                              100 West Fifth Street
                              Tulsa, Oklahoma 74103



                                                     January 12, 1998


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Gentlemen:

     As counsel to ONEOK, Inc., formerly WAI, Inc. ("WAI"), an Oklahoma corporation, and ONEOK, Inc. ("ONEOK"), a Delaware corporation, we have acted as counsel to WAI and ONEOK with respect to the matters described in the application (the "Application") on Form U-1 to the Securities and Exchange Commission filed by Western Resources, Inc. ("WRI") (File No. 70-9097), seeking the Commission's authorization of the proposed transactions. On November 24, 1997, the Commission issued an order (HCAR No. 26783) granting the Application and on November 26, 1997, the transactions contemplated by the Application were consummated. We are furnishing this opinion to you in connection with such transactions.

     As counsel for WAI, the surviving corporation in the merger between WAI and ONEOK, we are familiar with the nature and character of such transactions. We are members of the bar of the State of Oklahoma, the state in which WAI is incorporated, and in which WAI presently conducts part of its utility operations.

     In connection with this opinion, we have examined or caused to be examined the Application and the various exhibits thereto, the minutes of various meetings of the Board of Directors of WAI, the laws of the State of Oklahoma, the general corporate laws of the State of Delaware, the certificate of incorporation and bylaws of WAI and such other documents as we deem necessary for the purpose of this opinion.

     Based on the foregoing, we are of the opinion that:

     A. All laws of the State of Oklahoma applicable to the transactions have been complied with;

     B. WAI is validly organized and duly existing;

     C. The common stock and class A convertible preferred stock of WAI issued in accordance with the Commission's authorization of the transactions contemplated by the Application were validly issued, fully paid, and non-assessable, and the holders thereof are entitled to the rights and privileges appertaining thereto set forth in the corporate documents defining such rights and privileges; and

     D. The consummation of the transactions as described in the Application did not violate the legal rights of any holders of securities issued by WAI, ONEOK or any associate company thereof.


     We hereby consent to the use of this opinion in connection with the Application.

                                     Very truly yours,

                                     Gable Gotwals Mock Schwabe Kihle Gaberino

                                      By  /s/ Donald A. Kihle
                                              Donald A. Kihle